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                                                                   EXHIBIT 10.11


                                LICENSE AGREEMENT
                    (EXCLUSIVE - AUSTRALIA, NEW ZEALAND & NEW GUINEA)



PREAMBLE

The parties to this Agreement are RUDOLF W. GUNNERMAN of 210 Gentry Way Reno NV 89502 ("Mr Gunnerman") and A-55, L.P., a Nevada limited partnership ("A-55"), and A-55 Australia Ltd. (ACN 076 598 475), a corporation formed pursuant to the laws of Australia ("Grantee").

This Agreement shall become effective on the date payment is made by Grantee of the initial installment of the technical transfer fee pursuant to paragraph
3.2.1 below.

This Agreement is made with reference to the following facts:

A. Mr Gunnerman and/or A-55 owns the rights to transfer to others the rights to certain worldwide patent applications, issued patents and trademarks, and valuable technology, know-how, trade secrets and prototypes which relate to and/or use an aqueous fuel comprising a mixture of water and carbonaceous material for combustion in an internal combustion engine and the use thereof, including technologies as set forth in the patent applications and issued patents as more fully defined below ("A-55 Clean Fuels").

B. Grantee desires to be licensed to use such rights and information from A-55 within a geographical territory.

C.    A-55 manufactures, distributes and sells the Additives.

D. A-55 has agreed to sell the additives to the Grantee so that the Grantee can distribute and sell (either itself or under license to others) A-55 Clean fuels throughout the Territory on the terms and conditions set out in this Agreement.

Now, therefore, in consideration of the mutual promises and covenants, and upon the conditions herein contained, the parties agree as follows:

1.    DEFINITIONS.

      In this Agreement, the following terms shall have the following meanings:


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      1.1   "Additives" means the package of additives required in order to manufacture A-55 clean fuels.

      1.2 "Fuel" means any fuel for which a royalty is payable under the terms of this Agreement.

      1.3 "Net Sales" means the gross Selling Price of Fuel and all other A-55 Products for which an invoice or like sales record has been prepared by Grantee, or any sublicensee of or party or entity related to or affiliated with Grantee, less any trade, cash or quantity discounts actually allowed, transportation charges and sales or use taxes, if any, included in the invoice price, and the price of any Fuel or other A-55 Product returned.

      1.4 "Selling Price" means the amount regularly charged for Fuel from time to time by Grantee to third parties. Grantee shall independently and exclusively determine its Selling Price.

      1.5 "Territory" means The Commonwealth of Australia, The Commonwealth of New Zealand and Papua New Guinea.

      1.6 "A-55 Patent" means all present and future patents and applications of A-55 filed (including without limitation A-55 improvements insofar as patent applications have been made in respect thereto) in the Territory (including without limitation the A-55 U.S. Patent No. 5,156,114, issued December 10, 1992, and Australian patent No. 654,941, issued March 23, 1995) insofar as they relate to A-55 Clean Fuels and the processes pursuant to which A-55 Clean Fuels are made and all divisions, continuation, continuation in part, supplemental disclosure and reissues thereof and thereto.

      1.7 "A-55 Clean Fuels" means all and any crude oil or natural gas based aqueous fuel emulsion used for any purpose whatsoever (including, without limitation, for use in internal combustion engines and in open flame applications but not for aviation) manufactured or capable of being manufactured utilizing any of the Technology and/or A-55's Improvements (or any, combination of them).

      1.8 "A-55 Processes" means any process or procedure to produce the A-55 Clean Fuels (or any other product claim of the A-55 Patent) and the process or procedure to operate the equipment used to manufacture A-55 Clean Fuels.



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      1.9   "A-55 Know-how" means proprietary information of a confidential nature owned by A-55 relating to the techniques available for commercial exploitation of A-55 Clean Fuels (including without limitation the subject matter of any A-55 Patent if no patent should issue thereon) and any A-55 Processes.

      1.10 "Technology" means all know-how, trade secrets, confidential information, and expertise including, but not limited to, designs, plans, specifications and all other information and documentation, whether patentable or not, relating to A-55 Clean Fuels. Unless the context requires otherwise, the term "Technology" shall include the A-55 Patent rights, the A-55 Processes, and the A-55 Know-how.

      1.11 "A-55 Trademark" means United States registered trademark number 1,848,044 and any identical or substantially similar trademarks which may be obtained by A-55.

      1.12 "A-55 Product" means any product sold by Grantee associated with the grant of this license. It is intended by the parties that this term shall have the broadest meaning and not in any way be limited to products which are capable of patent or contractual protection. By way of example but not limitation, the term would include any product bearing, utilizing or referring to the A-55 Trademark, clothing, pens, souvenirs, and the like.

      1.13  "Grantee" means A-55 Australia.

2.    GRANT OF PATENT AND KNOW-HOW RIGHTS TO GRANTEE

      2.1 Grant. A-55 hereby grants to Grantee:

            2.1.1 The right under the A-55 Patent to manufacture, sell, distribute and use A-55 Clean Fuels in the Territory and the right to practice any A-55 Process necessary for such manufacture or sale in the Territory.

            2.1.2 The right to use A-55 Know-how in the Territory.

            2.1.3 The right to practice any and all A-55 Technology in the
                  Territory, and the right to allow its purchasers to practice any and all A-55 Technology and patent rights in the Territory.



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      2.2   Patent Marking. Grantee shall, where possible, mark fuel produced under any patent licensed hereunder with the number of the applicable patent.

      2.3 Excluded Applications. All aviation applications, including the supplying of fuel for such applications, are excluded from this license and specifically reserved to A-55.

      2.4   Licenses to OEMs.

            2.4.1 A-55 reserves the sole and exclusive right to negotiate license agreements with original equipment manufacturers. Grantee acknowledges that such licenses may be worldwide and may include the right to utilize and practice the Technology in the Territory. The grant of any such license to an OEM shall not infringe on the grant of this license; provided, however, that royalties for the use and practice of the Technology within the Territory under such a license shall inure to Grantee.

            2.4.2 Any License granted to an original equipment manufacturer as contemplated in subparagraph 2.4.1, must not permit it to manufacture A-55 Clean Fuels in the Territory, whether for distribution or sale or for its own consumption.

      2.5   Nature of Grant.

            2.5.1 Grantee acknowledges that, incident to the dissolution of
                  Advanced Fuels, L.L.C., Caterpillar Inc. retained licensed rights to the Technology for use in products of the kind it produces or will produce in the Territory. Except as otherwise provided in paragraphs 2.2, 2.3 and 2.4, A-55 shall grant no other license to the Technology in the Territory while this Agreement is in force and not in default.

            2.5.2 Pursuant to retained license rights, Caterpillar may sell, but not license until October 24, 2001, a diesel emulsion based aqueous fuel emulsion and may make, but not license, a naphtha fuel emulsion for Caterpillar engines only.



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      2.6   Sublicenses. Subject to the express approval of A-55, first had and obtained on each occasion, Grantee shall have the right and obligation to grant sublicenses under this Agreement. Unless waived by A-55, such sublicense that relates to the manufacture of Fuel by the sublicensee shall, in addition to other pertinent provisions, contain provisions for payment of royalties of an amount not less than that specified in paragraph 3.1 below to Grantee, who shall hold the same in trust for payment to A-55 to make some other stipulation which is acceptable to A-55 to compensate A-55 for the loss of such royalties (either direct with A-55 or with the sublicensee).

      2.7 Ampol. A-55 acknowledges that the Grantee is negotiating the grant of a sublicense to Ampol Petroleum Pty. Ltd. (ACN 000 032 128) ("Ampol") relating to the manufacture, distribution and sale of A-55 Clean Fuels in the Commonwealth of Australia and that A-55 hereby expressly approves Ampol as an appropriate sublicensee upon terms and conditions not inconsistent with this Agreement.

      2.8   Purchase and Sale of Additives

            2.8.1 A-55 shall sell and deliver in a timely manner to the Grantee or the grantee's order such quantities of the Additives as the Grantee shall order from time to time.

            2.8.2 The initial price of the surfactant (which shall exclude for these purposes any cetane enhancer or methanol) to Grantee will be US$8.00 per gallon plus all freight and transportation costs. That price is fixed for 6 months from the date that this License agreement comes into operation. The price of the surfactant may be reviewed and adjusted by A-55 from time to time after the initial period of six months. Any increase in price must be fixed by A-55 in good faith by reference only to increases in raw material costs of the surfactant. In any event, A-55 may not charge Grantee a higher price for surfactant than that charged by it at that time to any other of its licensees outside the USA. Any increase in price will operate on orders placed after notification."

            2.8.3 The Grantee shall pay the price for the additives sold and delivered within Thirty (30) days after delivery of the same to the Grantee (or by its order)



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            2.8.4 The additives must be of a merchantable quality and fit for their intended purpose.

            2.8.5 Property and risk in the additives pass to the grantee on dispatch from A-55's premises

            2.8.6 The obligation to supply the Additives set forth in this paragraph shall continue for a period of 20 years after the termination referred to in clause 12.1.1

      2.9 TransAdelaide In the event that the field tests to be conducted in South Australia are not successful then Grantee may within 14 days of the completion of those tests at its option elect to terminate this Agreement by notice in writing to A-55. In this paragraph the "success" of the field tests shall be measured by reference to the criteria set out in clause 8 and 9 of a Memorandum of Understanding between the Minister of Transport and A-55 dated 22 November 1996 without any account being taken of matters (except Technological matters) beyond the control of A-55 (including but without limitation strikes boycotts or other bans or limitations). Upon termination A-55 shall refund to Grantee all moneys paid by it pursuant to paragraph 3.2. The refund of the moneys shall be in full and final settlement of all claims actions and demands which the Parties may have in relation to any matters arising out of this Agreement.

3. PAYMENTS FOR RIGHTS GRANTED UNDER PARAGRAPH 2.

      3.1 Continuing Annual Royalty. For the rights granted under paragraph 2 above, Grantee shall pay to A-55 a royalty of 0.5% of the Net Sales from all Fuel and A-55 Products in the Territory.

      3.2 Initial Payment. As initial consideration to A-55 for the rights granted herein, Grantee shall pay to A-55 an initial payment of Five Million Dollars (US$5,000,000.00) payable in Three (3) installments as follows:

            3.2.1 US$500,000.00 on the signing of this Agreement; and

            3.2.2 US$2,000,000 on or before September 8, 1997;

            3.2.3 US$2,500,000 on or before March 1, 1998;



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            provided, however, that all cash moneys received by the Grantee prior to September 30, 1997, pursuant to any sublicense, distribution agreement, or the like, shall forthwith be paid to A-55 in reduction of the amounts referred to in this paragraph 3.2.

      3.3 Equity Interest in Grantee. Contemporaneously with the payment of the moneys referred to in subparagraph 3.2.1, and in consideration of the grant, of this license and incident to the formation of Grantee, Grantee shall deliver to A-55 a share certificate evidencing the allotment to it of thirty percent (30%) of the issued shares in Grantee deemed fully paid. In this regard 250,000 ordinary shares of AUS$0.25 shall be applied at par for and allotted to A-55 in the capital of A-55 Holdings Ltd (the parent company of the Grantee)

4.    DISCLOSURE AND CONFIDENTIALITY OF KNOW-HOW

      4.1 Disclosure. Within thirty (30) days after the effective date of this Agreement, A-55 shall use its best efforts to disclose to Grantee all of the technology it possesses relating to the manufacture, use or sale of A-55 Clean Fuels, which is required by Grantee to exercise and exploit its rights hereunder. Such disclosure shall include design, engineering and manufacturing information and specifications, including without limitation: identification of commercially-available equipment (and the name of the manufacturers thereof) required or useful in the production of the fuels, engineering drawings of special equipment designed by or for A-55 required or useful in the production of the fuels, process operations and parameters for the production of the fuels, and quality control tests relating to the production of the fuels. It is understood by Grantee that the foregoing obligation of disclosure shall not include any obligation to disclose composition of the A-55 Clean Fuels surfactant package, which will be made and distributed solely and exclusively by A-55 but which will be sold to Grantee for its use in the manufacture of the A-55 Clean Fuels.

      4.2 Confidentiality. Grantee agrees to use reasonable efforts to maintain as confidential A-55 Clean Fuels Know-how disclosed to it pursuant to paragraph 4.1, provided that:

            4.2.1 All information in whatever form transmitted to Grantee from
                  A-55 shall be presumed to be Confidential Know-how unless expressly identified to the contrary.



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            4.2.2 Grantee shall not be required to treat as confidential any
                  A-55 Clean Fuels Know-how which is

                        (a) publicly disclosed by A-55, or disclosed to another party by A-55 without a confidential restriction, including disclosure by A-55 in any patent, published patent application, any other writing or verbally disclosed by A-55; or

                        (b) publicly available prior to its disclosure by A-55, or which becomes publicly available after disclosure by A-55 through no fault of Grantee; or

                        (c)  known to Grantee prior to its disclosure by A-55;
                             or

                        (d) disclosed to Grantee by a third party who did not acquire the information directly or indirectly from A- or

                        (e) independently developed by an employee or consultant of Grantee subsequent to disclosure by A-55 but who did not have knowledge of the disclosure made by A-55; or

                        (f) considered, in the opinion of Grantee's attorneys, material prior art required to be disclosed to the United States Patent office if Grantee files a patent application on any of its modifications, variations or improvements in accordance with subparagraph 9.3 hereof; or

                        (g) required to be disclosed to any local, state or federal agency in connection with a proper and lawful request, law or regulation; provided, however, that prior to any such disclosure, Grantee shall give notice of such request to A-55, which shall have a reasonable opportunity to apply for such orders as it may deem appropriate to protect its interests.


            4.2.3 Grantee will maintain internal procedures to protect any A-55
                  Clean Fuels Know-how that is to be treated as confidential within paragraph 4.2 in the same manner in which it protects its own confidential technical


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                  information and will cause its authorized representatives to execute a Confidential Disclosure Agreement in the form of the attached Exhibit A.

            4.2.4 A-55 represents and warrants that the information it identifies in accordance with paragraph 4.2.1 is confidential information and that it treats it as such.

5.    GRANT OF RIGHTS UNDER TRADEMARKS

      5.1 Grant. Subject to the due execution and registration of a User agreement in a form approved by A-55, A-55 hereby grants to Grantee, and its sublicensees and distributors, the right to use the A-55 Trademark, together with any other trademark that A-55 may acquire in connection with its sale of A-55 Clean Fuels to third parties, and to use the name "A-55" in a corporate name, division name, or other name of any entity it may establish for the manufacture or distribution of A-55 Clean Fuels. Should "A-55" not be trademarked in any jurisdiction within the Territory, Grantee shall have the obligation to do all things necessary to obtain such trademark and register any related design or logos at its cost and to hold the same for the sole and exclusive benefit of A-55. As used herein, the term "A-55 Trademark" shall refer to any trademark or related design obtained by Grantee hereunder.

      5.2 Marking. Grantee shall mark the A-55 Trademark when used with an (R) to denote its registration.

      5.3 Use of Trademark. Grantee acknowledges that any use by it of the A-55 Trademark shall inure to the exclusive benefit of A-55. Grantee shall use the A-55 Trademark only in a manner approved and directed from time to time by A-55. In connection with such use, Grantee shall comply with all trademark notice, registered user, and other requirements to maintain the validity of the A-55 Trademark registration in the Territory. Grantee shall not make any use of the A-55 Trademark that would misrepresent to the public that Grantee rather than A-55 is the owner of such mark or the registration thereof.

      5.4 Quality Standards. A-55 shall establish product specifications or quality standards of Fuel to be sold under either of the above trademarks, and Grantee agrees that its products using either trademark shall comply therewith to ensure that A-55's trademarks are being property protected. A-55 may from time to time require


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            Grantee to ship actual production samples of Fuel to A-55 for inspection and testing to ascertain compliance with such produce specifications or quality standards. In order to ensure high and consistent quality of the A-55 Clean Fuels, Grantee shall manufacture and blend all A-55 Clean Fuels which it distributes pursuant to this License with standard blending equipment sold to it by A-55 unless the use of other equipment is approved in advance by A-55.

      5.5 Price. There shall be no additional royalty for the license under the above trademarks.

6.    TIME AND MANNER OF PAYMENTS.

      6.1 Time for Payments. Payments required under subparagraph 3.1.1 shall be made within fifteen (15) days following the last day of each calendar quarter for Net Sales by Grantee and for Fuel used by Grantee during the preceding calendar quarter.

      6.2 Manner of Payments. Payments shall be made by certified or registered mail to A-55's address as specified herein accompanied by a written report signed by an authorized representative of Grantee setting forth the dollar amount of net Sales or quantity of Fuel used as to which a royalty is payable for each quarter.

      6.3 Overdue Payments. Payments shall, when overdue, bear interest at an annual rate of one percent (1%) above the prime rate of Citibank in effect in New York City on the last day payment was due. In no event shall the interest so charged exceed the legal limit that may be charged for interest.

7.    RECORDS, INSPECTION, AUDITS AND REPORTS

      7.1 Records. Grantee shall keep true and accurate records and books of account showing the use and/or practice of the Technology, and the manufacture, marketing, use and/or sale of Fuel by Grantee, and all other information necessary for the accurate determination of the payments to be made to A-55 hereunder.

      7.2 Inspection. It is a condition of this license, and Grantee represents and guarantees, that it will permit a mutually acceptable firm of certified public accountants as representatives of A-55 to inspect and audit, at reasonable times during Grantees usual business hours, any and all parts of the records kept by Grantee pursuant to this


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            paragraph 7 which are required to be rendered by Grantee herein, and to make excerpts from such records. In the event that Grantee and A-55 are unable to agree on a mutually acceptable firm of certified public accountants it is hereby agreed that such inspection and audit may be performed by the certified public accounting firm of Coopers & Lybrand, whose principal offices are now at New York City, New York. All fees of any such firm for such inspection and audit shall be paid by A-55 except in the event of a discrepancy described in paragraph 7.3 below, in which case Grantee shall pay such fees.

      7.3 Discrepancy Expenses. In the event any audit performed by A-55 results in a finding that there is a discrepancy in excess of five percent (5%) between the amounts paid to A-55 and the amounts which should have been paid to A-55, the cost of such audit shall be borne entirely by Grantee.

      7.4 Retention of Records. Grantee's obligation to retain records and A-55's right to inspect and audit and make excerpts with respect to the records for each year in which royalty payments are due, in the absence of a charge of fraud or intentional misrepresentations, shall terminate three (3) years after the end of each such year to which such records pertain.

8.    REPRESENTATIONS AND WARRANTIES

      8.1 Grantee represents and warrants that:

            8.1.1 Organization, Standing, etc. A-55 Australia is a company duly incorporated and in good standing under the laws of Australia and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, and as proposed to be conducted, to enter into this Agreement, and to carry out the provisions hereof.

            8.1.2 Qualification. A-55 Australia is duly qualified to do business in the Territory.

            8.1.3 Challenged Validity. If Grantee should challenge the validity or enforceability of the A-55 Patent licensed under this Agreement, in whole or in part, A-55 may at its unfettered discretion, by notice in writing, terminate this License.



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            8.1.4 Business Plan. Grantee shall within thirty (30) days of the date of this Agreement prepare and submit for approval to A-55 A business and financing plan for the use and exploitation of the Technology in the Territory. The approval of this plan by A-55 shall not be unreasonably withheld. Grantee shall expend its best efforts to implement or exceed the business plan and, during the term of this Agreement to exploit and commercialize the Technology within the Territory to the fullest extent commercially possible.

      8.2   A-55 represents and warrants that:

            8.2.1 Organization, Standing, etc. A-55 is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, and to carry out the provisions hereof.

            8.2.2 Qualification. There is no jurisdiction wherein the character of the properties owned by A-55 or the nature of the activities conducted by A-55 makes necessary the licensing or qualification of A-55 as a foreign partnership therein, in which it is not so licensed.

            8.2.3 Disclosure. Neither this Agreement nor any document, certificate, or statement referred to herein or furnished to Grantee pursuant hereto contains any untrue statement known to A-55 of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

            8.2.4 Ownership of Patent, etc. A-55 warrants and represents that Mr
                  Gunnerman is the sole and exclusive owner of the entire right, title and interest in and to the A-55 Patent, and any reissues or extensions of such Patents, and will be the sole and exclusive owner of all patent improvements thereto which it makes, in each case free and clear of all liens, claims, charges, pledges, mortgages, security interests and other encumbrances, and that A-55 has the full and sole right, power and authority to enter into, consummate and perform the transactions and


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                  obligations contemplated by this Agreement. Mr Gunnerman
                  executes this Agreement as the owner of the A-55 Patent for the sole purpose of confirming A-55's rights hereunder.

            8.2.5 No Conflicting Agreements. A-55 has not entered into any agreement or understanding, written or oral, regarding the Technology, any patent improvement thereof, or any know-how licensed hereunder, which is in conflict or inconsistent with any of the terms and conditions of this Agreement.

            8.2.6 Validity. A-55 warrants and represents that it is not aware of any law or facts which would permit any person or entity to challenge the validity or enforceability of the patent rights granted herein.

            8.2.7 Infringement. The A-55 Patent, all patent improvements, and know-how as now practiced by A-55 and all of its current licensees do not to A-55's knowledge, violate, infringe or conflict with the rights of any person, firm or government.

9.    EXCHANGE OF TECHNICAL INFORMATION, MUTUAL TRANSFER
      OF MODIFICATIONS, VARIATIONS, IMPROVEMENTS AND PATENT
      PROTECTION.

      9.1 Exchange of Technical Information. Each party hereto shall exchange with the other in a timely manner all technical information acquired during the term of this Agreement relating to the Technology and developments with respect to same and will communicate to the other all information and data obtained therefrom. Each party further agrees that designated representatives of the other may, at reasonable times, visit the laboratory, plants, and other installations of the other in which research and operations relating to Fuel, the A-55 Patent are being conducted.

      9.2 Disclosure of Modifications. The parties shall promptly inform each other in writing of any modifications, variations, or improvements relating to Fuel, the A-55 Patent, and the know-how licensed hereunder, which are developed by them or otherwise come to their attention. It is expressly agreed that modifications, variations or improvements disclosed to A-55 by any other licensee, grantee, joint venturer, or any other party having the right to practice any rights


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



            licensed hereunder, shall, subject to any contractual obligations imposed upon A-55 be disclosed to Grantee under the scope of this subparagraph in a timely manner

      9.3 Rights to Modifications. Notwithstanding which party hereunder shall have discovered any modification, variation or improvement to the Technology, all such modifications, variations or improvements shall be owned solely by A-55; provided, however, that Grantee shall have the right to use all modifications, variations and improvements, whether patented or unpatented, made or acquired by A-55 during the term of this Agreement without additional compensation to A-55. The parties shall cooperate with each other in connection with the filing of any patent applications relating to any such modifications, variations or improvements.

      9.4 Intellectual Property Protection. A-55 and Grantee agree to diligently seek patent protection for all inventions, modifications and improvements to the Technology in the Territory at Grantees expense. A-55 may, at its own option, apply for patent protection which is not pursued by Grantee, in which case the cost thereof shall be borne solely by A-55 and all benefits therefrom shall be solely owned by A-55 and not subject to the terms of this license; provided, however, that Grantee may, within three (3) months of the issuance of a patent to A-55, give A-55 notice of its election to take rights under such patent by paying all costs and expenses of A-55, together with interest thereon at one percent (1%) over the prime rate charged by Citibank New York from time to time. Any annual fees with respect to maintenance of patents or trademarks within the Territory shall be paid by Grantee or, at the option of A-55, paid by A-55 and reimbursed upon invoice.

10.   INFRINGEMENT.

      10.1 Notification of Infringement. Grantee and A-55 shall each notify the other promptly in writing of any known infringement of the A-55 Patent, unauthorized use of any confidential know-how licensed hereunder, or any infringement or unfair competition relating to a trademark licensed hereunder, which either party learns of during the term of this Agreement.

      10.2 Litigation by A-55. A-55 shall have no obligation to sue any such infringers or competitors, but shall have the right to do so at its own expense and the right to join Grantee and obtain Grantee's full cooperation, if necessary, at no legal expense to Grantee. If A-55 brings suit against an infringer or competitor, A-55 shall have the sole right to control such lawsuit and to settle the same on terms and conditions approved by A-55. All monetary and other recoveries resulting from such a lawsuit or any settlement thereof shall belong to A-55. A-55 shall not be required to have pending more than one
            (1) suit for infringement of any patent licensed under this Agreement.

      10.3 Litigation by Grantee. If, after notice of any infringement of the A-55 Patent or any other patent licensed hereunder, unauthorized use of any confidential know-how licensed hereunder, or infringement or unfair competition relating to a trademark licensed hereunder, A-55
            (a) is unable to bring any such infringement or unfair competition to a halt, or (b) fails to file and commence diligent prosecution of a suit against such third party for patent infringement or unfair competition, within six (6) months after A-55 learns thereof, then Grantee may take any action it deems necessary to stop the infringement or unfair competition, joining A-55 therein if necessary but at no expense to A-55. Any recoveries made upon any such suit shall belong solely to Grantee except for any award made by the court in favor of A-55.

      10.4  Actions by Third Parties.  If during the term of this Agreement one
            (1) or more third parties file suit in the Territory against Grantee or any of its purchasers for patent infringement due to Grantee's or any purchaser's manufacture, marketing, use, export or sale of Fuel in the best modes contemplated by A-55 or in modes approved by A-55, Grantee shall notify A-55 of such suit and tender defense thereof to A-55. If A-55 refuses the defense of same, Grantee may at its option elect to defend said suit. A-55 shall indemnify and hold Grantee harmless from damages assessed against Grantee in any third party infringement suit, but said indemnification shall be limited to an amount equal to the payments made to A-55 by Grantee under the terms of this Agreement.

      10.5 Conduct of Defense. In the event that an action described in subparagraph 10.4 is commenced against Grantee in any jurisdiction, A-55 hereby authorizes Grantee to join A-55 in said action as either an additional original defendant or third party defendant.

      10.6 Declaratory Judgment. Grantee may elect to file a declaratory judgment action against any third party referred to in subparagraph 10.4, in which event it will notify A-55 of its intention and tender the filing of any such suit to A-55. If A-55 refuses to institute such declaratory judgment action against a third party, Grantee shall have the option to institute such action. Further, A-55 hereby authorizes Grantee to join A-55 as a plaintiff in any such declaratory action.

11.   CONSULTATION SERVICES

      11.1 Consultation Services. During the currency of this Agreement A-55 shall in good faith promptly and regularly supply to the Grantee (and to all the Grantee's sublicensees) within a reasonable period of time such information, advice and assistance as grantee may require in connection with the Technology.

      11.2 All reasonable expenses incurred by A-55's personnel in dealing with each such request, (including transportation and accommodation) are to be met by the Grantee. A-55 may require that the Grantee fund nominated and agreed expenses in advance.

12.   TERMINATION AND CONSEQUENCES OF DEFAULT

      12.1 Termination or Invalidity.

            12.1.1 This Agreement shall terminate upon the expiration of the A-55 Patent, in which event Grantee shall be entitled to continue to exploit the rights granted under this Agreement without the payment of any royalties to A-55.

            12.1.2 Upon a judgment of invalidity or unenforceability of the A-55 Patent, Grantee shall be entitled to continue to exploit the rights granted under this Agreement by payment of the royalties specified in paragraph 3 if Grantee continues to practice A-55 Know-how. Provided such payments shall be payable by Grantee until seventeen (17) years after the effective date of this Agreement and Grantee shall then be entitled to exploit the rights granted under this Agreement without payment of any royalties nor initial payments to A-55.

      12.2 Consequences of Default by Grantee. In the event of a default by Grantee which is not cured in a timely manner as provided herein:

            12.2.1      A-55 may, by written notice, terminate this license.

            12.2.2 At its option, A-55 may at its unfettered discretion elect to continue this license but convert it to a non-exclusive license within the Territory.

            12.2.3 All unpaid sums due A-55 under paragraph 3.1 herein to and including the effective date of any such default shall be due and payable within thirty (30) days thereafter.

      12.3 Consequences of Default by A-55: In the event of a default by A-55:

            12.3.1 Grantee shall be entitled to exploit the rights granted under the terms of this Agreement and shall pay all royalties which accrue hereunder to the independent auditors named in paragraph 7.2 until such default is resolved or cured, whereupon the funds so held shall be dispersed in accordance with such resolution. The costs of the auditors shall be borne equally by A-55 and the Grantee.

      12.4  General Consequences

            12.4.1 Termination pursuant to subparagraph 12.1 or the consequences of default as specified in subparagraphs
                        12.2 or 12.3 shall not relieve either party of any obligations due to the other under the terms of this Agreement to and including the date of termination or the effective date of any such default.

            12.4.2 In no event will default operate to release Grantee or A-55 from any damages, costs and expenses that may be due as a result of such default.

            12.4.3 Either of the parties hereto shall have the right to give public notice of any termination or default in such manner and at such times and places as it may deem advisable.

      12.5 In the event of termination of this license for whatever reason, Grantee shall at the request of A-55, deliver to A-55 all papers, drawings and other documents, samples, and models relating to any matters that are the subject of this Agreement, shall execute such documents as are reasonably requested by A-55 and shall cease to exploit the rights granted under the terms of this Agreement. Without limiting the activities which shall cease upon such termination, Grantee shall remove all trademark designations from

            A-55 Products; transfer any trademarks to A-55 which it has acquired; change its name to delete reference to A-55; and transfer to A-55 any related business names. The costs of any such delivery shall borne by the defaulting party.

13.   NOTICE OF OTHER LICENSE

      A-55 shall notify Grantee of any license it may grant to an original equipment manufacturer after the effective date of this Agreement which does or could relate to any of the rights granted to Grantee hereby within thirty (30) days of the effective date of each such license.

14.   EVENTS OF DEFAULT, NOTICE OF DEFAULT, AND CURING THEREOF

      14.1 Events of Default. A default shall occur hereunder if any one of the following events shall occur:

            14.1.1 Grantee fails to pay any sum due hereunder and such default continues for thirty (30) days; or

            14.1.2 Grantee fails to materially implement the business or financial plan approved by A-55 or fails to exercise its best efforts to commercialize the Technology; or

            14.1.3 A party fails to perform or comply with any term hereof which materially affects this License; or

            14.1.4 A party files a voluntary petition for bankruptcy or any similar relief under laws for the benefit of creditors; a party is adjudged bankrupt or a receiver is appointed by a court of competent jurisdiction, and such adjudication is not vacated within thirty (30) days; or an involuntary petition is filed for reorganization or similar relief and is not dismissed or stayed within sixty (60) days;

            14.1.5 Any representation or warranty made in this License proven to have been incorrect in any material respect which significantly affects this License.

      14.2 Notice of Default. Before any default is effective herein, the party declaring the default shall provide the defaulting party with a written notice specifying the claimed default. Such notice shall provide a period of thirty (30) days from the date of the notice within which the defaulting party may cure such default.

      14.3 Failure to Cure. In the event the defaulting party fails to cure any default to the reasonable satisfaction of the other party within the thirty (30) day period described in paragraph 14.2, the default will, unless the other party specifies otherwise, become effective on the last day of the thirty (30) day period, provided that if either party in good faith denies there is a breach or default (other than a breach or default for the nonpayment of money), such party may within such thirty (30) day period submit the matter to binding arbitration and in the event it is finally determined that a breach or default has occurred, such party shall have thirty (30) days from the date of determination to cure the same.

15.   INDEMNITY AND DISCLAIMER

      15.1 Indemnification by Grantee. Grantee shall defend, indemnify and hold A-55 harmless from and against any action, claim, or liability based on loss or damage to persons or property resulting from any acts or omissions of Grantee, its employees, agents, officers, sublicensees, distributors, or any other party in privity with Grantee in connection with the performance of this License or the manufacture, use and sale of Fuel or A-55 Products hereunder.

      15.2 Indemnification by A-55. A-55 shall indemnify Grantee against any and all loss, damage (including consequential damages), expense, liability or other obligation related to any breach or untruth of any representation or warranty hereunder or failure to perform any covenant hereunder, including reasonable attorneys' fees. Without limiting the foregoing, the indemnity of A-55 shall include any damage, loss or the like related to improperly blended or formulated surfactant package which is sold to Grantee pursuant to this license.

16.   NO ASSIGNMENT

      Except for the purpose of amalgamation or reconstruction Grantee shall have no right to assign or otherwise transfer this License or any of the rights granted to or obligations imposed upon Grantee without the express prior written consent of A-55. A-55 may assign this License or any of the rights granted to or obligations imposed upon Grantee without approval of Grantor.

17.   GENERAL PROVISIONS

      17.1 Notices. Any notice required to be given under this Agreement shall be in writing and shall be sent by certified or registered mail, or its equivalent, postage prepaid, addressed to each party at the address below or at such other address of which one party shall notify the other in the same manner:

                  To A-55:       A-55, L.P.
                                 210 Gentry Way
                                 Reno, NV 89502
                                 USA

                  To Grantee:    A-55 Australia, Ltd.
                                 72 Sturt Street
                                 Adelaide, 5000
                                 South Australia

      17.2 Governing Law. This Agreement shall be governed by the law of Nevada for performance in the Territory.

      17.3 Arbitration. All disputes, differences, or questions between the parties concerning the construction, interpretation, and effect of this Agreement or of any clause herein contained or the rights and liabilities of the parties, shall be settled by arbitration in accordance with the Rules of Arbitration of the American Arbitration Association by arbitrators appointed in accordance with such rules; provided that either party shall have the right to appeal the result of any such arbitration; and provided further that arbitration under this subparagraph shall not apply to disputes, differences or questions between the parties concerning violations of United States Anti-Trust laws or regarding the validity of the A-55 Patent or regarding the confidentiality of any know-how licensed hereunder. Unless the parties otherwise agree, the site for arbitration shall be Reno, Nevada.

      17.4 No Affiliations. Nothing in this Agreement shall be construed to create between the parties a partnership, association, joint venture, or agency.

      17.5 Prior Agreements; Amendments. This Agreement cancels and supersedes all prior oral or written representations, agreements and understandings between the parties with respect to the subject matter hereof, and embodies all of the understandings and obligations between the parties with respect to the subject matter hereof. This Agreement may be modified and amended at any time, including the addition of new or deletion of existing know-how and technology pertinent to the rights transferred under this Agreement, provided that no agreement or modification or extension of this Agreement shall be binding upon any of the parties hereto unless made in writing and signed by both parties.

      17.6 Waivers. Failure of either party to require strict performance of any term of this Agreement shall not affect that party's right to fully enforce the same, nor shall any waiver of a default be construed to be a waiver of any succeeding default.

      17.7 Provisions Severable. If any term or provision of this Agreement shall be held or adjudged illegal, invalid, or unenforceable by any court having jurisdiction, such shall not affect the validity of any other term or provision hereof, and any such illegal, invalid, or unenforceable term or provision shall be deemed to be severable and shall be deleted from this Agreement. A-55 agrees to send Grantee notice within thirty (30) days after the date any term or provision of this Agreement is adjudged illegal, invalid or unenforceable.

      17.8 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and signs to the extent this Agreement is assignable by its terms.

      17.9 Authority to Contract; Counterparts. Each of the parties covenants that this Agreement is executed under authority duly granted by its board of directors. The Agreement has been signed in two (2) counterparts, one for each party, each of which shall be deemed to be an original.

      17.10 Costs of Litigation. In the event of any dispute arising as the result of the breach or alleged breach of any term of this Agreement other than a dispute described in subparagraph 8.1.3 hereof, if such dispute is taken by either party to arbitration or to any court, the successful party in any such arbitration or court action shall be entitled, in addition to any damages suffered, to receive its actual costs of arbitration or suit including, without [limiting the generality of the foregoing, attorneys' fees, experts' fees, the cost of exhibits and the preparation thereof, and all other costs reasonably incident to such arbitration or court action.

      17.11 Financial Statements. During the term hereof, Grantee shall furnish A-55 annually with an annual report and a copy of the 10-K statement of its parent, if any. A-55 shall provide to Grantee a full set of its annual financial statements in a timely manner provided that all such information shall be deemed to be "confidential" to A-55 and subject to the provisions of the Agreement relating to "confidentiality"

      17.12 Injunction. The parties hereto acknowledge that the damages for any breach of this Agreement by either party relating to any matter other than the payment of money would be incapable of precise determination and would cause the nondefaulting party irreparable harm. Accordingly, each party accepts the other party's right to obtain an injunction to prevent any further breach of the Agreement should the nondefaulting party deem it necessary to do so.

      17.13  Headings. Caption headings are for convenience of reference only.

In witness whereof, the parties have signed this Agreement as of the date appearing above their respective signatures.

DATED:    March 4    , 1997.
      -----------------------

A-55, L.P., a Nevada limited
partnership by RWG, Inc., a
Nevada corporation


By    /s/ Rudolf W. Gunnerman
  --------------------------------
      Rudolph W .Gunnerman,
      President


Signed by
Rudolph W. Gunnerman


By    /s/ Rudolf W. Gunnerman
  ---------------------------------
   Rudolph W. Gunnerman,


A-55 Australia Ltd (ACN 076 598 475)
a company incorporated in Australia


By     /s/ Roger N. Sexton
  ---------------------------------
   Roger N. Sexton
   Director